Exhibit 10.25

February 2, 2012

Mr. Richard H. Anderson
Chief Executive Officer
Delta Air Lines, Inc.
World Headquarters
Atlanta, Georgia 30320

Dear Richard:

As a result of the merger between Delta Air Lines, Inc. (“Delta”) and Northwest Airlines, Inc. (“Northwest”), Delta will honor the obligations under the Management Compensation Agreement dated June 28, 2001 between you and Delta, successor to Northwest (the “MCA”). Pursuant to the MCA, you, your spouse and your eligible dependents shall be provided certain medical and dental benefits following your termination of employment at Delta.

Section 3.2 of the MCA provided that you, your spouse and covered dependents (but only as long as they remain dependents) would be entitled to medical and dental coverage at the levels provided to you at the time of execution of the MCA under the then existing Northwest health plans without cost to you for the life of you and your spouse. This coverage is secondary to any coverage provided by a subsequent employer. You have voluntarily and permanently waived the provisions of Section 3.2 of the MCA during your employment with Delta. You also permanently and voluntarily waived any claim for eligibility under the Northwest Medical Expense Reimbursement Program (“MERP”) that you may have had under the MCA. Your participation in the MERP program is hereby terminated in its entirety.

This letter will further confirm and memorialize your agreement with Delta as to how the medical and dental benefits under the MCA will be provided following the termination of your employment with Delta. From the time of your termination of employment with Delta until you reach age 65, you, your spouse and your eligible dependents will continue to participate in Delta's group health plans at no cost to you. Your spouse and any eligible dependents will remain eligible under the terms of the Delta plan in place year to year until your spouse is eligible for Medicare, or any other dependents reach the maximum age of coverage for dependents.

In order to provide the general level of post retirement medical benefits contemplated under the MCA, we have agreed that, upon your retirement, resignation or termination from Delta and so long as any subsequent employer or spouse's employer does not provide you with medical benefit coverage, Delta, at its cost, will provide you and, once she is eligible for Medicare, your spouse (regardless of whether you pre-decease your spouse), with either a (i) Medicare Supplemental Policy with Part D coverage, or (ii) a Medicare Advantage Plan with Part D coverage, (either of which, the “Policy”). The Company will select the Policy and Policy provider; however you may direct the Company to use a different insurer and specific policy if you wish. In addition to providing the Policy, the Company will reimburse you for any cost that would otherwise be covered by the medical plan in

Richard H. Anderson

February 2, 2012

effect for you as of the date of this letter, i.e. the current plan for active employees, (the “Medical Plan”) a summary of which is attached as Exhibit A, that is not covered by the Policy, at the amount of such benefit as it would have been provided under the Medical Plan. This reimbursement would include, for example, the cost of receiving services from a non Medicare provider, provided such costs would otherwise be covered under the Medical Plan. The Company will also reimburse you for the cost of any applicable Medicare Part B or D premiums. Post retirement dental coverage will be reasonably provided through an individual policy on terms consistent with the current Delta dental benefit provided to employees as of the date of this agreement, a summary of which benefits is attached as Exhibit B.

Any reimbursement hereunder will (i) not affect the expenses eligible for reimbursement in any other tax year; (ii) be made on or before the last day of your tax year following the tax year in which the expense was incurred; and (iii) not be subject to liquidation or exchange for another benefit. Consistent with the terms of the MCA, the post retirement medical and dental coverage will continue to the death of you and your spouse. You (and following your death, your spouse) shall be responsible for all applicable state, local and federal taxes on this medical and dental coverage.

If any change in either the law regarding health benefits or the form or way in which Delta provides such benefits impacts the future benefits contemplated by this letter, Delta will reasonably provide medical and dental benefits equivalent to those described above. Please indicate your agreement with the provisions of this letter by signing in the space indicated below and returning a signed copy to me.

Sincerely,

/s/ David R. Goode
David R. Goode
Chairman, Personnel & Compensation Committee
Board of Directors of Delta Air Lines, Inc.

/s/ Richard H. Anderson
Richard H. Anderson

February 2, 2012
Date

Exhibit A
Diamond HSA Medical Option Overview
Services and supplies eligible for coverage must be provided for the purpose of preventing, diagnosing or treating a sickness, injury, disease or symptom, and meet certain established criteria. If eligible for Medicare, Medicare is primary and the medical option described here is secondary. This means that this option pays the difference between what this option would have paid had it been primary (after deductible and out-of-pocket maximums are met) and the amount Medicare pays.

2012 Diamond HSA Medical Option
	Network	Non-Network
Annual Deductible
Employee Only	$2,300	$4,600
Employee & Spouse (Individual/Family)	$2,300/$3,500	$4,600/$7,000
Employee & Child(ren) (Individual/Family)	$2,300/$3,500	$4,600/$7,000
Family (Individual/Family)	$2,300/$4,500	$4,600/$9,000
Coinsurance (% paid by plan)	Plan pays 90% after Deductible
Plan pays 60% of 140% of Medicare Reimbursement Rate after Deductible (Maximum Non-Network Reimbursement Program (MNRP) rate (also called the Medicare Reimbursement Rate). A Medicare-allowable charge is what the federal Medicare program would allow as a covered expense).

Annual Coinsurance Maximum (Includes Behavioral Health/Substance Abuse and Prescription Drug Benefits; Excludes the Deductible)
Employee Only	$500	$4,600
Employee & Spouse (Individual/Family)	$500/$1,000	$4,600/$7,000
Employee & Child(ren) (Individual/Family)	$500/$1,000	$4,600/$7,000
Family (Individual/Family)	$500/$1,500	$4,600/$9,000
Annual Pharmacy Maximum	None	None
Pharmacy Benefit	Once the annual deductible has been met, prescriptions are paid at 90% of the Network Charge (as part of the medical benefit)	Once the annual deductible has been met, prescriptions are paid at 60% of R&C (as part of the medical benefit)

Note - Although determination of whether a provider is a Network or Non-Network provider will be made at the time the provider renders the service, the level of benefits shall be those outlined above. For example, if in 2019, Executive seeks services from a provider who is then a Network provider, but who in 2012 is a Non-Network provider, the benefits noted under the “Network” column shall be provided. Conversely, if in 2019, Executive seeks services from a provider who is then a Non-Network provider, but who in 2012 is a Network Provider, the benefits noted under the Non-Network column shall be provided. Provided however, in any event, the Medicare Reimbursement Rate to be used for purposes of determining the level of the Non-Network benefit shall be the Medicare Reimbursement Rate at the date the service is provided.

Exhibit B

Comprehensive Dental Option Overview

The dental option described below is a traditional dental option which provides comprehensive coverage for preventive services, basic restorative services, major restorative services, and orthodontic services.
DABHP Comprehensive Dental Option Benefits

2012 Dental Benefit	Coverage
Annual Maximum Benefit	$2,000 per person
Annual Deductible	$60 Individual/$240 Family
Preventive Services	100% of Plan Payment Obligation; not subject to the deductible
Basic Restorative Services (Such as fillings, extractions, root canals, periodontal procedures)	70% of Plan Payment Obligation after deductible
Major Restorative Services (Such as crowns, bridges, implants, inlays, onlays)	50% of Plan Payment Obligation after deductible
Dental Oral Surgeries Simple extractions and other oral surgery procedures	70% of Plan Payment Obligation after deductible
Dental Oral Surgeries Complex surgical extractions (ADA Codes: 07220, 07230, 07240, 07241, 07951)	50% of Plan Payment Obligation after deductible
Prosthetic Repairs and Adjustments Denture adjustments and repairs, bridge repair	70% of Plan Payment Obligation after deductible
Prosthetics Dentures (full and partial), bridges, dental implants and covered implant-related services	50% of Plan Payment Obligation after deductible
Orthodontia Services	50% of Plan Payment Obligation after deductible
Lifetime Orthodontia Maximum Benefit	$2,000 per person
Lifetime TMJ Maximum Benefit	$500 per person
*